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MET-COIL SYSTEMS CORPORATION
EXHIBIT 11 - COMPUTATION OF INCOME PER COMMON
  AND COMMON EQUIVALENT SHARES
(In thousands, except per share amounts)

                                             Three Months Ended Six Months Ended
                                                 November  30,     November 30,
                                                 1997     1996     1997     1996
================================================================================
Common shares outstanding, beginning of period    3,141   3,120   3,141    3,031


Weighted average of common shares issued             10       7       5       92
Weighted average of common shares repurchased       <41>      0     <20>       0
Weighted average common equivalent shares
 attributable to stock options granted, computed
 using the treasury stock method                     81       0      81        0

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Weighted average common shares and
common equivalent shares                          3,191   3,127   3,207    3,123
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Net income applicable to common stock            $  502  $   32     519   $  497
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Net income per common and
common equivalent shares                         $ 0.15  $ 0.01    0.16   $ 0.16
================================================================================